Exhibit 99.1
STONE ENERGY CORPORATION
Announces 2007 Capital Expenditures Budget, Provides Production, Reserves and Operational Updates, and Sets Dates for Year-end Conference Call and Annual Meeting
LAFAYETTE, LA. February 13, 2007
     Stone Energy Corporation (NYSE: SGY) today announced its 2007 capital budget of $320 million, which compares to 2006 capital expenditures of approximately $375 million, which excludes approximately $188 million in property acquisition expenditures and approximately $36 million in non-reimbursable hurricane related expenditures. Stone expects to spend approximately 47% of the 2007 capital budget on its Gulf of Mexico (GOM) exploitation program, another 11% on operated GOM facilities and plug and abandonment projects, and an estimated 27% in the Rocky Mountains and Williston Basin. Stone has allocated the remaining 15% of the 2007 budget primarily to Stone’s exploration venture in Bohai Bay and the purchase of additional deep water seismic. Stone currently has one rig drilling in the GOM and two rigs operating in its Rocky Mountain region. Stone expects to spud a well in Bohai Bay in the first quarter of 2007.
     Stone estimates production for 2006 was 211 million cubic feet of natural gas equivalents (MMcfe) per day, including 229 MMcfe per day in the fourth quarter. Stone is currently projecting its 2007 net daily production to average between 200-225 MMcfe per day. During January 2007, production averaged approximately 225 MMcfe per day.
     Stone estimates its year-end 2006 proved reserves were 591 Bcfe (billion cubic feet of natural gas equivalent), as compared with 593 Bcfe at year-end 2005. The changes from 2005 year-end estimated proved reserves to 2006 year-end estimated proved reserves included 77 Bcfe of production, 74 Bcfe of net downward revisions, 90 Bcfe of drilling additions and extensions, and 59 Bcfe of acquired reserves. All of Stone’s 2006 year-end estimated proved reserves were independently engineered by nationally recognized engineering firms.
     The following table illustrates Stone’s derivative positions for calendar years 2007 and 2008.

	Zero-Premium Collars
	Natural Gas			Oil
	Daily			Daily
	Volume			Volume
	(MMBtus/d)	Floor	Ceiling	(Bbls/d)	Floor	Ceiling
2007	20,000	$7.50	$10.40	3,000	$60.00	$78.35
2007	60,000 *	7.00	9.40	3,000	60.00	93.05
2008				3,000	60.00	90.20

*	March — December
     At December 31, 2006, Stone had $172 million drawn, $53 million of letters of credit issued and $100 million available to borrow on its $325 million credit facility and had a cash balance of approximately $59 million.
     As previously announced, Stone plans to divest properties in 2007 to materially reduce its debt. Merrill Lynch Petrie Divestiture Advisors will be advising Stone in the possible divestiture of some or all of its Rocky Mountain properties. Stone also expects to divest selected GOM and Gulf Coast properties.

     Stone plans to release its year-end results on Monday, February 26, 2007 after the close of the market, and will hold its year-end conference call on Tuesday, February 27, 2007 at 10:00 a.m. CST. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.”
     In addition, Stone announced that it will hold its 2007 Annual Meeting of Stockholders on Thursday, May 17, 2007, at 10:00 a.m., CDT, at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana. Stone proposes to elect four directors to serve until the Annual Meeting of Stockholders in the year 2010, to ratify the selection of Ernst & Young LLP as its independent public accountants for the fiscal year ending December 31, 2007, and to transact such other business as may properly come before the meeting. The close of business on March 21, 2007 has been fixed as the record date for determination of stockholders entitled to receive notification of and to vote at the Annual Meeting.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico, the deep shelf of the Gulf of Mexico, the deepwater of the Gulf of Mexico, the Rocky Mountain region and the Williston Basin. Stone is also engaged in an exploratory joint venture in Bohai Bay, China. For additional information, contact Kenneth H. Beer, Chief Financial Officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.